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                                                                    EXHIBIT 23.a


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, 333-95081) and related Prospectus of The B.F.Goodrich Company for the registration of common stock, series preferred stock and debt securities and to the incorporation by reference therein of our report dated February 14, 2000 (except for Note W, as to which the date is February 21, 2000), with respect to the consolidated financial statements of The B.F.Goodrich Company for the year ended December 31, 1999 incorporated by reference in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Charlotte, North Carolina
March 8, 2000